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Exhibit 21.1

SUBSIDIARIES
OF
AUGUST TECHNOLOGY CORPORATION

Company	State or Place of Organization
August Technology International LLC	Minnesota
August Technology Limited	United Kingdom

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  Exhibit 21.1
SUBSIDIARIES OF AUGUST TECHNOLOGY CORPORATION